Exhibit 99.1

Pope Resources Reports Fourth Quarter Net Income of $1.7 Million

POULSBO, Wash.--(BUSINESS WIRE)--February 14, 2011--Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $1.7 million, or $0.35 per diluted ownership unit, on revenue of $8.5 million for the fourth quarter ended December 31, 2010. This compares to a net loss attributable to unitholders of $376,000, or $0.08 per diluted ownership unit, on revenue of $5.2 million for the comparable period in 2009.

Net income attributable to unitholders for the year ended December 31, 2010 totaled $2.0 million, or $0.43 per diluted ownership unit, on revenue of $31.2 million. Net loss attributable to unitholders for the corresponding period in 2009 totaled $272,000, or $0.07 per diluted ownership unit, on revenue of $20.5 million. Results for both years included a loss on early debt extinguishment of $1.2 million and $1.1 million in 2010 and 2009, respectively.

Cash provided by operations for the quarter ended December 31, 2010 was $3.6 million, compared to $853,000 for the fourth quarter of 2009. For the year ended December 31, 2010, cash provided by operations was $9.0 million, compared to $662,000 in 2009.

“Fourth quarter results were dominated by the closing of a $2.4 million conservation easement on 6,900 acres of our southwest Washington timberland,” said David L. Nunes, President and CEO. “For the full year, the primary driver for our results was the strong demand from China for Pacific Northwest sawlogs, which resulted in a 63% increase in our harvest level and a more than doubling of the proportion of harvest volume sold to the export market over the prior year. While poor housing markets are expected to remain a drag on both domestic lumber and real estate markets in 2011, the export log market has remained strong and continues to support increased log pricing and higher harvest levels.”

Fee Timber operating income was $1.7 million in the fourth quarter of both 2010 and 2009 even though our harvest volume increased 9%, from 10 million board feet (MMBF) in 2009 to 11 MMBF in 2010, and average realized log price was up 16%, from $415 per thousand board feet (MBF) in 2009 to $481 per MBF in 2010. Almost 40% of 2010’s fourth quarter harvest came from Timber Fund properties where the per-MBF depletion expense is much higher than that for our long-held properties. In 2009, there was no fourth quarter harvest off Fund timberlands.

Fee Timber operating income for 2010 was $9.7 million compared to $3.7 million in 2009, driven by the combined effect of a 63% increase in harvest volumes, from 32 MMBF in 2009 to 53 MMBF in 2010, and a 19% improvement in average realized log price, which increased from $410 per MBF in 2009 to $486 per MBF in 2010. In response to a surge in demand for logs from buyers in China, we harvested more timber than initially planned for in 2010 and more than doubled our export mix, which increased from 15% in 2009 to 33% in 2010. Healthier export markets also contributed to a year over year 27% increase in domestic log prices and allowed us to increase our sawlog harvest mix, which helped to reduce pulp log volume to 17% of the total harvest in 2010 from 23% in 2009.

Our Timberland Management & Consulting (TM&C) segment generates revenue through the management of private equity timber funds, which are consolidated into the Partnership’s financial statements due to the Partnership’s controlling interest. Consolidating these funds into the Partnership’s financial statements results in the elimination of management fees charged to the funds, with a corresponding decrease in operating expenses in the Fee Timber segment. TM&C revenue for the quarters ended December 31, 2010 and 2009 totaled $16,000 and $51,000, respectively, after eliminating $501,000 and $276,000 of revenue earned from managing the funds. The increase in revenue eliminated resulted from additional fees earned on the management of $58 million of timberland acquired by ORM Timber Fund II, Inc. at the end of the third quarter of 2010. Operating losses generated by the TM&C segment for the quarters ended December 31, 2010 and 2009 totaled $345,000 and $172,000, respectively, after eliminating revenue earned from managing the funds.

TM&C revenue for the years ended December 31, 2010 and 2009 totaled $31,000 and $601,000, respectively, after eliminating $1.5 million and $908,000 of revenue earned from managing the funds. TM&C operating losses for 2010 and 2009, respectively, totaled $1.3 million and $375,000 after eliminating revenue generated from managing the funds. A factor that contributed to the increase in operating loss was the inclusion of a partial year of management fees in our 2009 results earned under a third-party timberland management contract that terminated in July 2009.

With the benefit of the $2.4 million conservation easement sale mentioned above, fourth quarter 2010 operating income for our Real Estate segment was $1.3 million, compared to an operating loss of $398,000 for the comparable period in 2009. Even with this relatively strong fourth quarter, the Real Estate segment posted an operating loss of $809,000 for 2010, compared to operating income of $1.7 million for 2009. Contributing to the operating loss for 2010 was an $875,000 accrual for environmental remediation costs, with $307,000 accrued in the fourth quarter. While the market for development property remains weak, both 2010 and 2009 enjoyed sizeable conservation easement sale closings, with 2009’s sale in the third quarter totaling $3.3 million.

General & Administrative expenses for 2010 increased 27% to $4.7 million, compared to $3.7 million in 2009. G&A expenses for 2009 included $362,000 for incentive compensation costs while 2010’s results reflect a total of $1.1 million associated with both a catch-up accrual for a new long-term incentive compensation plan’s multi-year performance cycles and professional service fees associated with development of the new plan.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Revenues	$8,546	$5,218	$31,192	$20,478
Costs and expenses:
Cost of sales	(3,349)	(2,346)	(14,346)	(8,372)
Operating expenses	(3,876)	(2,946)	(13,933)	(10,827)
Operating income (loss)	1,321	(74)	2,913	1,279
Interest income	11	52	102	219
Interest expense	(460)	(552)	(1,815)	(2,317)
Capitalized interest	109	238	569	1,091
Debt extinguishment costs	-	-	(1,250)	(1,137)
SLARS gain (loss) on disposition	-	(246)	11	(318)
Income (loss) before income taxes	981	(582)	530	(1,183)
Income tax benefit (expense)	265	(33)	290	(39)
Net income (loss)	1,246	(615)	820	(1,222)
Net loss attributable to noncontrolling interests	417	239	1,218	950
Net income (loss) attributable to Pope Resources' unitholders	$1,663	($376)	$2,038	($272)

Average units outstanding - Basic	4,577	4,520	4,554	4,539
Average units outstanding - Diluted	4,605	4,520	4,578	4,539

Basic net income (loss) per unit	$0.35	($0.08)	$0.43	($0.07)
Diluted net income (loss) per unit	$0.35	($0.08)	$0.43	($0.07)

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	31-Dec-10				31-Dec-09

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Pope Resources cash and cash equivalents	$237	-	-	$237	$6,035
ORM Timber Funds cash and cash equivalents	-	2,186	-	2,186	1,145
Cash and cash equivalents	237	2,186	-	2,423	7,180
Other current assets	1,583	413	(426)	1,570	2,082
Total current assets	1,820	2,599	(426)	3,993	9,262
Roads and timber, net	39,505	125,456	-	164,961	120,457
Land held for development	27,737	-	-	27,737	25,872
Properties and equipment, net	19,227	18,607	-	37,834	29,039
Other assets	29,039	141	(27,868)	1,312	2,426
Total	$117,328	$146,803	($28,294)	$235,837	$187,056
Liabilities and equity:
Current liabilities	$4,258	$954	($426)	$4,786	$2,235
Current portion of long-term debt	-	30	-	30	831
Long-term debt of Partnership, non-current	39,400	-	-	39,400	28,561
Long-term debt of ORM Timber Funds, non-current	-	11,068	-	11,068	98
Other long-term liabilities	1,746	-	-	1,746	1,274
Total liabilities	45,404	12,052	(426)	57,030	32,999
Partners' capital	71,924	134,751	(135,685)	70,990	83,126
Noncontrolling interests	-	-	107,817	107,817	70,931
Total	$117,328	$146,803	($28,294)	$235,837	$187,056

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Net income (loss)	$1,246	($615)	$820	($1,222)
Added back:
Depletion	1,260	552	5,169	2,001
SLARS (gain) loss on investments	-	246	(11)	318
Depreciation and amortization	157	195	642	810
Unit compensation	144	154	712	621
Deferred taxes	(69)	(82)	(252)	(222)
Excess unit compensation tax benefit	-	(17)	-	(17)
Development expenditures	(332)	(414)	(1,075)	(1,639)
Cost of land sold	-	8	67	127
Debt issuance costs	-	-	32	-
Change in operating accounts	1,134	826	2,846	(115)
Cash provided by operations	$3,540	$853	$8,950	$662

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009

Revenues:
Pope Resources Fee Timber	$3,908	$4,683	$22,304	$14,816
ORM Timber Funds	1,943	27	5,370	31
Total Fee Timber	5,851	4,710	27,674	14,847
Timberland Management & Consulting (TM&C)	16	51	31	601
Real Estate	2,679	457	3,487	5,030
Total	8,546	5,218	31,192	20,478
Operating income (loss):
Fee Timber	1,689	1,694	9,703	3,724
TM&C	(345)	(172)	(1,250)	(375)
Real Estate	1,311	(398)	(809)	1,663
General & administrative	(1,334)	(1,198)	(4,731)	(3,733)
Total	$1,321	($74)	$2,913	$1,279

SELECTED STATISTICS

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Log sale volumes by species (thousand board feet):
Sawlogs
Douglas-fir	4,417	7,373	34,978	22,383
Whitewood	3,759	526	7,096	1,080
Cedar	414	149	865	827
Hardwood	359	135	941	835
Pulpwood
All species	2,130	2,017	9,119	7,336
Total	11,079	10,200	52,999	32,461

Log sale volumes by sort (thousand board feet):
Export	5,332	2,444	17,673	4,876
Domestic	3,258	5,604	25,266	19,414
Pulpwood	2,130	2,017	9,119	7,336
Hardwood	359	135	941	835
Total	11,079	10,200	52,999	32,461

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	537	438	528	435
Whitewood	446	332	446	309
Cedar	895	718	917	817
Hardwood	513	466	502	446
Pulpwood
All species	340	329	311	296
Overall	481	415	486	410

Average price realizations by sort (per thousand board feet):
Export	517	515	526	581
Domestic	511	401	520	408
Pulpwood	340	329	311	296
Hardwood	513	466	502	446
Overall	481	415	486	410

Owned timber acres	114,000	114,000	114,000	114,000
Acres owned by Funds	61,000	36,000	61,000	36,000
Third-party managed acres	-	-	-	-
Capital and development expenditures ($000's)	695	672	2,012	2,863
Depletion ($000's)	1,260	552	5,169	2,001
Depreciation and amortization ($000's)	157	195	642	810
Debt to total capitalization (excludes ORM Timber Funds)	36%	26%	36%	26%

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q4 2010 vs. Q4 2009	Q4 2010 vs. Q3 2010
Net income (loss) attributable to Pope Resources' unitholders:
4th Quarter 2010	$1,663	$1,663
3rd Quarter 2010		1,050
4th Quarter 2009	(376)
Variance	$2,039	$613

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$731	($133)
Log volumes (B)	365	(2,362)
Depletion	(708)	460
Production costs	(177)	910
Other Fee Timber	(216)	133
Timberland Management & Consulting
Management fee changes	-	-
Other Timberland Mgmnt & Consulting	(173)	(56)
Real Estate
Environmental remediation liability	(277)	(302)
Land and conservation easement sales	2,063	2,277
Timber depletion on HBU sale	6	-
Other Real Estate	(83)	(166)
General & administrative costs	(136)	(330)
Net interest expense	(79)	(19)
Other (taxes, noncontrolling int., impairment)	723	201
Total change in earnings	$2,039	$613

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
VP & CFO
Tom Ringo, 360-697-6626
Fax 360-697-1156